UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                               INAMED CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    453235103
                                    ---------
                                 (CUSIP Number)

                                  June 15, 2005
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------           -------------------------------
CUSIP No. 453235103                      13G     Page  2 of 14  Pages
--------------------------------------           -------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
       OWNED BY             1,721,463(1) (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,721,463(1) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,721,463(1) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.8% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING

--------------------------------------           -------------------------------
CUSIP No. 453235103                      13G     Page  3 of 14  Pages
--------------------------------------           -------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
       OWNED BY             1,721,463(1) (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,721,463(1) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,721,463(1) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.8% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING

---------------------------------------           ------------------------------
CUSIP No. 453235103                      13G     Page  4 of 14  Pages
--------------------------------------           -------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Associates, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
       OWNED BY             1,721,800(1) (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,721,800(1) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,721,800(1) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.7% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING

---------------------------------------          -------------------------------
CUSIP No. 453235103                      13G     Page  5 of 14  Pages
--------------------------------------           -------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. MultiQuant Fund, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
       OWNED BY             8,663(1) (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            8,663(1) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,663(1) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 0.1% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING

---------------------------------------          -------------------------------
CUSIP No. 453235103                      13G     Page  6 of 14  Pages
--------------------------------------           -------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
       OWNED BY             766,219(2) (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            766,219(2) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           766,219(2) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.1% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING

---------------------------------------          -------------------------------
CUSIP No. 453235103                      13G     Page  7 of 14  Pages
--------------------------------------           -------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investments, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
       OWNED BY             766,219(2) (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            766,219(2) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           766,219(2) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.1% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING

--------------------------------------          -------------------------------
CUSIP No. 453235103                      13G     Page  8 of 14  Pages
--------------------------------------           -------------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
       OWNED BY             2,486,682(1)(2) (see Item 4)
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,486,682(1)(2) (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,486,682(1)(2) (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.9% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING

Item 1(a)           Name of Issuer:
                    --------------

                    Inamed Corporation

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    5540 Ekwill Street
                    Santa Barbara, California 93111-2936

Items 2(a)          Name of Person Filing:
                    ----------------------

                    This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of common stock ("Shares") of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates") and S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates and SAC MultiQuant; (iii) SAC Capital Associates with respect to Shares beneficially owned by it; (iv) SAC MultiQuant with respect to Shares beneficially owned by it;
                    (v) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to Shares beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); (vi) CR Intrinsic Investments with respect to Shares beneficially owned by it; and (vii) Steven A. Cohen with respect to Shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC MultiQuant, CR Intrinsic Investors and CR Intrinsic Investments.

Item 2(b)           Address of Principal Business Office:
                    -------------------------------------

                    The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022, (iii) SAC Capital Associates and SAC MultiQuant is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies and (iv) CR Intrinsic Investments is Box 174, Mitchell House, The Valley, Anguilla, BWI.

Item 2(c)           Citizenship:
                    ------------

                    SAC Capital Advisors, SAC Capital Management and CR Intrinsic Investors are Delaware limited liability companies. SAC Capital Associates, SAC MultiQuant and CR Intrinsic Investments are Anguillan limited liability companies. Mr. Cohen is a United States citizen.

Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    Common Stock

Item 2(e)           CUSIP Number:
                    -------------

                    453235103

Item 3              Not Applicable

Item 4              Ownership:
                    ----------

                    The percentages used herein are calculated based upon the Shares issued and outstanding as of May 4, 2005 as reported on the Issuers's quarterly report on Form 10-Q/A filed with the Securities and Exchange Commission by the Issuer for the quarter ended March 31, 2005.

                    As of the close of business on June 21, 2005:

                    1. S.A.C. Capital Advisors, LLC
                    (a) Amount beneficially owned: 1,721,463(1)
                    (b) Percent of class: 4.8%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,721,463(1)
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,721,463(1)

                    2. S.A.C. Capital Management, LLC
                    (a) Amount beneficially owned: 1,721,463(1)
                    (b) Percent of class: 4.8%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,721,463(1)
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,721,463(1)

                    3. S.A.C. Capital Associates, LLC
                    (a) Amount beneficially owned: 1,710,800(1)
                    (b) Percent of class: 4.7%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to  vote or direct the vote: 1,710,800(1)
                    (iii) Sole power to dispose or direct the  disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,710,800(1)

                    4. S.A.C. MultiQuant Fund, LLC
                    (a) Amount beneficially owned: 8,663
                    (b) Percent of class: less than 0.1%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 8,663
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         8,663

                    5. CR Intrinsic Investors, LLC
                    (a) Amount beneficially owned: 766,219(2)
                    (b) Percent of class: 2.1%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 766,219(2)
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         766,219(2)

                    6. CR Intrinsic Investments, LLC
                    (a) Amount beneficially owned:766,219(2)
                    (b) Percent of class: 2.1%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 766,219(2)
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         766,219(2)

                    7. Steven A. Cohen
                    (a) Amount beneficially owned: 2,486,682(1)(2)
                    (b) Percent of class: 6.9%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote:
                         2,486,682(1)(2)
                    (iii) Sole power to dispose or direct the disposition:  -0-
                    (iv) Shared power to dispose or direct the disposition:
                         2,486,682(1)(2)

                    (1) The number of shares reported herein includes options held by SAC Capital Associates on 345,800 Shares.

                    (2) The number of shares reported herein includes options held by CR Intrinsic Investments on 345,800 Shares.

                    SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant as well as another account that beneficially owns 1,000 Shares. Pursuant to an investment management agreement, CR Instrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and CR Intrinsic Investors. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 1,721,463(1) Shares (constituting approximately 4.8% of the Shares outstanding); and (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 766,219(2) Shares (constituting approximately 2.1% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.


Item 5              Ownership of Five Percent or Less of a Class:
                    ---------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                    securities, check the following.   [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    ---------------------------------------------
                    of the Group:
                    ------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    --------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 22, 2005


S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person



S.A.C. CAPITAL ASSOCIATES, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person



S.A.C. MULTIQUANT FUND, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person

CR INTRINSIC INVESTORS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person



CR INTRINSIC INVESTMENTS, LLC


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By: /s/ Peter Nussbaum
   -----------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person